MDU RESOURCES
          GROUP, INC.                                  Exhibit 5(a)
          ------------------------------------------------------------
          Schuchart Building
          918 East Divide Avenue

          Mailing Address:
          P.O. Box 5650
          Bismarck, ND  58506-5650
          (701) 222-7900


                                             February 18, 1999

          MDU Resources Group, Inc.
          Schuchart Building
          918 East Divide Avenue
          P.O. Box 5650
          Bismarck, North Dakota  58501


          Ladies and Gentlemen:

                    With reference to the Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission by MDU Resources Group, Inc. (the "Company") under the Securities Act of 1933, as amended, and pursuant to which the Company intends to register one (1) additional share of its Common Stock, par value $3.33 (the "Stock") and the Preference Share Purchase Right attached thereto (together with the Preference Share Purchase Rights attached to the shares of the Company's Common Stock, which shares of Common Stock are being moved and carried forward to the Registration Statement from Registration Statement No. 333-06103 and Registration Statement No. 333-06105, the "Rights"), for offer and sale in connection with the MDU Resources Group, Inc. 401(k) Retirement Plan, it is my opinion that:

                    1.   When

                    (a) appropriate authorizations by the Federal Energy Regulatory Commission, the Montana Public Service Commission and the Public Service Commission of Wyoming with respect to the issuance and sale of the Stock shall have been granted;

                    (b) the Company's Board of Directors or a duly authorized committee thereof shall have approved the issuance and sale of the Stock by the Company; and

                    (c) the Stock shall have been duly issued and delivered for the consideration set forth in the aforesaid Registration Statement and in accordance with the actions hereinabove mentioned, the Stock will be validly issued, fully paid and non-assessable.

                    2. The Rights, when issued as contemplated by the Registration Statement, will be validly issued.

                    I am a member of the North Dakota and Montana Bars and do not hold myself out as an expert on the laws of any other jurisdiction. Except as set forth in paragraph 1(a) above, my opinions expressed above are limited to the laws of the States of North Dakota and Montana. Insofar as the opinions expressed herein relate to the laws of the State of New York, the General Corporation Law of the state of Delaware, or and the Federal laws of the United States of America, I have relied on the opinion of even date herewith, of Thelen Reid & Priest LLP, counsel to the Company, which opinion is to be filed as an exhibit to the Registration Statement.

                    I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Lester H. Loble, II

                                        Lester H. Loble, II
                                        General Counsel
                                        and Secretary